Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	23-2259884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1095 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

VERIZON SAVINGS AND SECURITY PLAN FOR MID-ATLANTIC ASSOCIATES
VERIZON SAVINGS AND SECURITY PLAN FOR NEW YORK AND NEW ENGLAND ASSOCIATES
VERIZON SAVINGS AND SECURITY PLAN FOR WEST REGION HOURLY EMPLOYEES
VERIZON SAVINGS PLAN FOR MANAGEMENT EMPLOYEES
(Full title of the plans)

THOMAS A. BARTLETT
Senior Vice President and Treasurer
Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
(Name and address of agent for service)

(212) 395-2121
(Telephone number, including area code, of agent for service)

Copy to:
David S. Kauffman, Esq.
Vice President and Associate General Counsel
Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
(212) 395-6174

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (4)
Common Stock, par value $.10 per share	40,000,000	$35.92	$1,436,800,000.00	$169,111.36

(1) Of the 40,000,000 shares of Common Stock, 6,500,000 shares are allocated to the Verizon Savings and Security Plan for Mid-Atlantic Associates, 10,000,000 shares are allocated to the Verizon Savings and Security Plan for New York and New England Associates, 5,000,000 shares are allocated to the Verizon Savings and Security Plan for West Region Hourly Employees and 18,500,000 shares are allocated to the Verizon Savings Plan for Management Employees.

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plan. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on March 15, 2005, as reported on the New York Stock Exchange.

(4) (a) The registrant’s wholly owned subsidiary, Verizon Pennsylvania Inc. (“Verizon Pennsylvania”), CIK No. 0000011107, previously paid a filing fee of $250,000 in connection with the registration of $1,000,000,000 of debentures under Registration Statement No. 333-63888 filed on June 26, 2001. $175,000,000 of debentures remained unsold under Registration Statement No. 333-63888. Verizon Pennsylvania subsequently removed from registration all debentures registered under Registration Statement No. 333-63888 and remaining unsold. As a result, Verizon Pennsylvania had a balance of $43,750 with the Securities and Exchange Commission representing the registration fee for the $175,000,000 of debentures deregistered under such Registration Statement. $32,732 of such balance was then applied by the registrant, as the parent that owns of all of the outstanding voting securities of Verizon Pennsylvania, on September 10, 2004 toward the payment of the registration fee in respect of the common stock registered by the registrant under Registration Statement No. 333-118904 pursuant to Rule 457(p) promulgated under the Securities Act of 1933, as amended (the “Act”). As a result, Verizon Pennsylvania now has a balance of $11,018 with the Securities and Exchange Commission. The remaining $11,018 of such balance is being applied by the registrant toward the payment of the registration fee in respect of the common stock registered hereunder pursuant to Rule 457(p) promulgated under the Act.

(b) The registrant’s wholly owned subsidiary, Verizon Maryland Inc. (“Verizon Maryland”), CIK No. 0000019722, previously paid a filing fee of $250,000 in connection with the registration of $1,000,000,000 of debentures under Registration Statement No. 333-63886 filed on June 26, 2001. $200,000,000 of debentures remain unsold under Registration Statement No. 333-63886. Verizon Maryland subsequently removed from registration all debentures registered under Registration Statement No. 333-63886 and remaining unsold. The remaining $50,000 of such balance is being applied by the registrant, as the parent that owns of all of the outstanding voting securities of Verizon Maryland, toward the payment of the registration fee in respect of the common stock registered hereunder pursuant to Rule 457(p) promulgated under the Act.

(c) The registrant’s wholly owned subsidiary, Verizon New Jersey Inc. (“Verizon New Jersey”), CIK No. 0000071428, previously paid a filing fee of $287,500 in connection with the registration of $1,150,000,000 of debentures under Registration Statement No. 333-63882 filed on June 26, 2001. $200,000,000 of debentures remain unsold under Registration Statement No. 333-63882. Verizon New Jersey subsequently removed from registration all debentures registered under Registration Statement No. 333-63882 and remaining unsold. The remaining $50,000 of such balance is being applied by the registrant, as the parent that owns of all of the outstanding voting securities of Verizon New Jersey, toward the payment of the registration fee in respect of the common stock registered hereunder pursuant to Rule 457(p) promulgated under the Act.

(d) The registrant’s indirect wholly owned subsidiary, Verizon New York Inc. (“Verizon New York”), CIK No. 0000071689, previously paid a filing fee of $478,000 in connection with the registration of $2,000,000,000 of debentures under Registration Statement No. 333-74576 filed on December 5, 2001. $900,000,000 of debentures remain unsold under Registration Statement No. 333-74576. Verizon New York subsequently removed from registration all debentures registered under Registration Statement No. 333-74576 and remaining unsold. $58,093.36 of the remaining $215,100 of such balance is being applied by the registrant, as the ultimate parent that owns of all of the outstanding voting securities of Verizon New York, toward the payment of the registration fee in respect of the common stock registered hereunder pursuant to Rule 457(p) promulgated under the Act. As a result, no additional payment accompanies this filing, and a balance of $157,006.64 will remain to be applied to future filings by the registrant with the Securities and Exchange Commission in accordance with Rule 457(p) promulgated under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by the registrant with the Securities and Exchange Commission (File No. 1-8606), are incorporated by reference in this registration statement and made a part hereof:

(a)	the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	the registrant’s Current Reports on Form 8-K filed January 12, 2005, January 21, 2005, January 28, 2005, February 17, 2005, February 22, 2005, March 2, 2005, March 4, 2005, March 7, 2005 and March 9, 2005; and

(c)	The description of the registrant's Common Stock contained in the registration statement on Form S-3, File No. 333-109028.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Copies of the above documents (excluding exhibits) may be obtained without charge upon written request directed to Investor Relations, Verizon Communications Inc., 1095 Avenue of the Americas, 36th Floor, New York, NY 10036.

Experts

The consolidated financial statements of Verizon Communications Inc. (Verizon) incorporated by reference in Verizon’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedule appearing therein), and Verizon management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included and incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Verizon Communications Inc. (“Verizon”) Common Stock to be issued in connection with this registration statement will be passed upon for Verizon by William P. Barr, its Executive Vice President and General Counsel. As of February 28, 2005, Mr. Barr was the beneficial owner of approximately 12,962 shares of Verizon Common Stock and had options to purchase an aggregate of 1,336,900 shares of Verizon Common Stock within the next 60 days.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 7 of the Verizon Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Restated Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

Pursuant to Section 7.8 of the Agreement and Plan of Merger (the "GTE Merger Agreement"), dated as of July 27, 1998, between Bell Atlantic and GTE Corporation ("GTE"), Bell Atlantic agreed for a period of six years following the Effective Time (as defined in the GTE Merger Agreement) to (a) cause GTE to maintain in effect the provisions regarding indemnification of officers and directors contained in the GTE Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of GTE and its subsidiaries, (b) maintain in effect and cause GTE to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause GTE to indemnify, the directors and officers of Bell Atlantic and GTE respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of GTE under its indemnification arrangements.

The Verizon Restated Certificate of Incorporation limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number

5	Opinion of William P. Barr, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of William P. Barr (Included in Exhibit 5).

24	Powers of Attorney.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on March 16, 2005.

VERIZON COMMUNICATIONS INC.

By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett Senior Vice President and Treasurer

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, as amended, the Verizon Employee Benefits Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on March 16, 2005.

Verizon Savings and Security Plan for Mid-Atlantic
Associates
Verizon Savings and Security Plan for New York and New
England Associates
Verizon Savings and Security Plan for West Region Hourly
Employees
Verizon Savings Plan for Management Employees

By: VERIZON EMPLOYEE BENEFITS COMMITTEE

By: /s/ Marc C. Reed Marc C. Reed, Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*
	Director	March 16, 2005
James R. Barker

*
	Director	March 16, 2005
Richard L. Carrion

*
	Director	March 16, 2005

*
	Director	March 16, 2005
Robert W. Lane

*
	Director	March 16, 2005
Sandra O. Moose

*
	Director	March 16, 2005
Joseph Neubauer

*
	Director	March 16, 2005
Thomas H. O'Brien

*
	Director	March 16, 2005
Hugh B. Price

	SIGNATURE	TITLE	DATE

*
	Ivan G. Seidenberg	Chairman and Chief Executive Officer (principal executive officer)	March 16, 2005

*
		Director	March 16, 2005
Walter V. Shipley

*
		Director	March 16, 2005
John R. Stafford

*
		Director	March 16, 2005
Robert D. Storey

*
	Doreen A. Toben	Executive Vice President and Chief Financial Officer (principal financial officer)	March 16, 2005

*
	David H. Benson	Senior Vice President and Controller (principal accounting officer)	March 16, 2005

*By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett (as attorney-in-fact)

EXHIBIT INDEX

Exhibit No.

5	Opinion of William P. Barr, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of William P. Barr (Included in Exhibit 5).

24	Powers of Attorney.